UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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STEEL PARTNERS HOLDINGS L.P.
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(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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STEEL PARTNERS HOLDINGS L.P.
590 Madison Avenue, 32nd Floor
New York, New York 10022

Supplement to Proxy Statement Dated April 14, 2016

2016 Annual Meeting of Limited Partners to be held May 26, 2016
__________________________

This Supplement is being furnished on or about May 17, 2016 to Limited Partners of Steel Partners Holdings L.P. (the “Company,” “we” or “us”) in connection with the solicitation by the Board of Directors of Steel Partners Holdings GP Inc., the general partner of the Company, of proxies to be voted at the Annual Meeting of Limited Partners of the Company (the “Annual Meeting”) to be held on May 26, 2016. This Supplement provides important information that modifies some of the information included in our proxy statement for the Annual Meeting (the “Proxy Statement”), which was previously sent or made available to the Limited Partners. The 2016 Proxy Statement, together with an accompanying form of proxy, was mailed to Limited Partners on or about April 20, 2016. This Supplement should be read in conjunction with the Proxy Statement.

Defined terms used but not defined herein shall have the meaning ascribed to them in the Proxy Statement.

Proposal No. 4: Approval of Protective Amendment to our Limited Partnership Agreement

The Proxy Statement previously stated, at page 41, that the Protective Amendment to our Fifth Amended and Restated Agreement of Limited Partnership would expire on the earliest of (i) the close of business on the date that is the tenth anniversary of the effective date of the Protective Amendment, (ii) the Board’s determination that the Protective Amendment is no longer necessary for the preservation of the NOLs because of the repeal of Section 382 or any successor statute, (iii) the beginning of a taxable year to which the Board determines that none of the NOLs may be carried forward and (iv) such date as the Board otherwise determines that the Protective Amendment is no longer necessary for the preservation of the NOLs. After further consideration, the Company has decided to modify the expiration date of the Protective Amendment and amend and restate the text of the paragraph of Proposal No. 4 titled “Implementation and Expiration of the Protective Amendment” in its entirety to read as follows:

“Implementation and Expiration of the Protective Amendment

If our unitholders approve the Protective Amendment, the Protective Amendment will become effective upon the General Partner’s execution of the Amended and Restated LP Agreement. We intend to enforce the restrictions in the Protective Amendment immediately thereafter to preserve the future use of the NOLs. We also intend to include a legend reflecting the transfer restrictions included in the Protective Amendment on certificates representing newly issued or transferred Partnership Instruments, to disclose such restrictions to persons holding our Partnership Instruments in uncertificated form and to disclose such restrictions to the public generally.

Even if our unitholders approve the Protective Amendment, the Board retains the authority to abandon the Protective Amendment for any reason at any time prior to the execution by the General Partner of the Amended and Restated LP Agreement.

The Protective Amendment would expire on the earliest of (i) the close of business on the date that is the third anniversary of the effective date of the Protective Amendment, (ii) the Board’s determination that the Protective Amendment is no longer necessary for the preservation of the NOLs because of the repeal of Section 382 or any successor statute, (iii) the beginning of a taxable year to which the Board determines that none of the NOLs may be carried forward and (iv) such date as the Board otherwise determines that the Protective Amendment is no longer necessary for the preservation of the NOLs. The Board may also accelerate the expiration date of the Protective Amendment in the event of a change in the law if the Board has determined that the continuation of the restrictions contained in the Protective Amendment is no longer reasonably necessary for the preservation of the NOLs or such action is otherwise reasonably necessary or advisable.”

Accordingly, we are also modifying Appendix A to the Proxy Statement to amend and restate the definition of “Expiration Date” under Section 4.9(a)(iv) of the proposed Sixth Amended and Restated Agreement of Limited Partnership in its entirety to read as follows:

“(iv)           “Expiration Date” means the earliest of (A) the close of business on the date that is the third anniversary of the Effective Date, (B) the repeal of Section 382 of the Code or any successor statute if the Board of Directors determines that this Section 4.9 is no longer necessary or desirable for the preservation of any Tax Benefits, (C) the close of business on the first day of a taxable year of the Partnership as to which the Board of Directors determines that no Tax Benefits may be carried forward or (D) such date as the Board of Directors shall fix in accordance with Section 4.9(m).”

No other items presented in the Proxy Statement are affected by this Supplement.

Important Information

The Company advises Limited Partners to read the Proxy Statement, as amended or supplemented, because it contains important information about how to vote your LP Units, revoke a proxy or voting instructions that you have already given and attend the Annual Meeting in person.

The Proxy Statement and our Annual Report are available on our website, www.steelpartners.com under “Investor Relations – SEC Filings”. These documents may also be obtained for free from the Company by directing a request to our Corporate Secretary. The Corporate Secretary may be contacted at the following address: Steel Partners Holdings L.P., 590 Madison Avenue, 32nd Floor, New York, New York 10022, Attention: Corporate Secretary.